Registration No. 333-45740
Rule 424(b)(2)

PRICING SUPPLEMENT No. 13 Dated July 30, 2001 (To Prospectus dated September 22, 2000)
$10,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue Floating Rate Notes
Principal Amount: $1,511,860,000
Price to Public: 100%	Proceeds to HFC: 99.903%
Issue Date: August 2, 2001	Stated Maturity: August 01, 2003
Redeemable On or After: Not Applicable
Initial Interest Rate: To be determined on July 31, 2001.
Interest Rate Basis: LIBOR Telerate.
Spread or Spread Multiplier: Plus +.15% (+ 15 basis points)

Interest Payment Dates: On the 1st of February, May, August and November of each year, commencing November 1, 2001, and the Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately proceeding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Reset Date: On each Interest Payment Date.
Interest Determination Date: On the Second London Business Day prior to each Interest Payment Date.
Index Maturity: Three months.

Agent: Merrill Lynch & Co., - $418,000,000

Morgan Stanley & Co. Incorporated - $417,000,000

UBS Warburg LLC - $275,000,000

Bear, Stearns & Co. Inc. - $101,860,000

Banc One Capital Markets, Inc. - $100,000,000

Barclays Capital, Inc. - $100,000,000

Credit Suisse First Boston Corp. - $100,000,000

Agent's Discount or Commission: .097%